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Exhibit Number 99.1	COMMUNITY HEALTH SYSTEMS, INC. 155 Franklin Road Suite 400 Brentwood, TN 37027-4600 Tel: (615) 373-9600 Fax: (615) 371-1068
P.O. Box 217 Brentwood, TN 37024-0217
Investor Contact:	W. Larry Cash Executive Vice President and Chief Financial Officer (615) 373-9600

COMMUNITY HEALTH SYSTEMS, INC.
ANNOUNCES STRONG FOURTH QUARTER 2001 RESULTS WITH NET
OPERATING REVENUE UP 29.3% AND EBITDA UP 19.2%

FIVE ACQUISITIONS COMPLETED IN 2001

ONE ACQUISITION COMPLETED IN 2002

BRENTWOOD, Tenn. (February 20, 2002)—Community Health Systems, Inc. (NYSE: CYH) today announced financial and operating results for the fourth quarter and year ended December 31, 2001.

        Net operating revenues for the fourth quarter ended December 31, 2001 totaled $477.5 million, a 29.3% increase compared with $369.3 million for the fourth quarter ended December 31, 2000. EBITDA for the fourth quarter of 2001 was $83.6 million compared with $70.1 million in the fourth quarter of 2000, representing a 19.2% increase. Income before extraordinary item was $18.0 million, or $0.18 per share (diluted), compared with $7.2 million, or $0.09 per share (diluted).

        During the fourth quarter of 2001, the Company received $585 million in net proceeds from concurrent equity and convertible debt offerings and used these proceeds to repay a portion of its long-term debt. In connection with the repayment, the Company recognized a $3.8 million after tax extraordinary loss on the early extinguishment of debt. After the extraordinary charge net income was $14.2 million, or $0.15 per share (diluted), on 97.9 million weighted average shares (diluted) outstanding for the quarter ended December 31, 2001, compared with $7.2 million or $0.09 per share on 84.1 million weighted average shares (diluted) for the quarter ended December 31, 2000.

        The consolidated financial results for the fourth quarter ended December 31, 2001 reflect a 20.4% increase in total admissions, and a 22.8% increase in adjusted admissions, compared with the fourth quarter of 2000. On a same store basis, net revenues in the fourth quarter of 2001 increased 8.7%, admissions increased 2.2%, and adjusted admissions increased 4.7% compared with the same period last year.

        Net operating revenues for the year ended December 31, 2001 totaled $1.7 billion compared with $1.3 billion for the year ended December 31, 2000, a 26.6% increase. EBITDA increased 22.1% for the year ended December 31, 2001, or $308.7 million, compared to $252.7 million in 2000. Income before extraordinary item was $48.6 million, or $0.54 per share (diluted) in 2001 compared with $9.6 million, or $0.14 per share (diluted) in 2000. After the extraordinary charge, net income was $44.7 million, or $0.50 per share (diluted), on 90.3 million average shares (diluted) outstanding for the year ended December 31, 2001, compared with $9.6 million, or $0.14 per share (diluted), on 69.2 million weighted average shares (diluted) outstanding for the year ended December 31, 2000.

        The consolidated financial results for the year ended December 31, 2001 reflect an 18.3% increase in total admissions and an 18.6% increase in adjusted admissions compared with the year ended

December 31, 2000. On a same store basis, 2001 net operating revenues increased 10.4%, admissions increased 3.9%, and adjusted admissions increased 4.5% compared with 2000.

        The 16.4% and 30.4% increases in the weighted average number of shares (diluted) outstanding for the fourth quarter and the year ended December 31, 2001, respectively, compared to the same periods of 2000, are due principally to the Company's secondary public offerings in October 2001 and 2000, and its initial public offering in June 2000.

        "Our strong fourth quarter 2001 performance capped off an outstanding year for Community Health Systems," commented Wayne T. Smith, chairman, president and chief executive officer of Community Health Systems, Inc. "Through the consistent execution of our operating strategy, we have delivered impressive growth in revenues and EBITDA. During the quarter, we also completed three acquisitions, affirming our role as one of the most successful and active acquirers in the non-urban market."

        The Company completed five acquisitions during 2001, increasing the number of hospitals owned or leased to 57, and adding 766 licensed beds representing a 17% increase in total licensed beds. The acquisitions completed during the fourth quarter of 2001 were Jennersville Regional Hospital (59 beds) in West Grove, Pennsylvania, acquired on October 1, 2001; Easton Hospital (369 beds) in Easton, Pennsylvania, acquired on October 1, 2001; and South Texas Regional Medical Center (67 beds) in Jourdanton, Texas, acquired on November 1, 2001. In addition, the Company completed the acquisition of Gateway Regional Medical Center (386 beds) in Granite City, Illinois in January 2002. Each of these acquired hospitals is the sole provider of general hospital services in its community.

        "In addition to our solid financial and operating performance in 2001, we are very proud of our reputation as a leading provider of quality healthcare in the non-urban communities we serve. These accomplishments solidly position us to continue to meet our strategic objectives in 2002 and deliver value to our shareholders," added Smith.

        Located in the Nashville, Tennessee suburb of Brentwood, Community Health Systems is a leading operator of general acute care hospitals in non-urban communities throughout the country. Through its subsidiaries, the Company currently owns or leases 58 hospitals in 20 states. Its hospitals offer a broad range of inpatient medical and surgical services, outpatient treatment and skilled nursing care. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol "CYH."

        Community Health Systems, Inc. will hold a conference call to discuss this press release on Thursday, February 21, 2002 at 9:30 a.m. Central, 10:30 a.m. Eastern. Investors will have the opportunity to listen to a live Internet broadcast of the conference call through the Company's web site at www.chs.net, or www.companyboardroom.com. To listen to the live call, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and continue through March 21, 2002.

        Statements contained in this news release regarding expected operating results, acquisition transactions and other events are forward-looking statements that involve risk and uncertainties. Actual future events or results may differ materially from these statements. Readers are referred to the documents filed by Community Health Systems, Inc. with the Securities and Exchange Commission, including the Company's Registration Statement on Form S-1 (Registration Statement No. 333-69064), Form 10-K for the year ended December 31, 2000 and Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward looking statements.

COMMUNITY HEALTH SYSTEMS, INC.
Financial Highlights
(Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2001	2000	2001	2000
Net operating revenues	$477,502	$369,267	$1,693,625	$1,337,501
EBITDA	$83,607	$70,111	$308,711	$252,736
Income before extraordinary item	$18,011	$7,212	$48,551	$9,569
Net income	$14,203	$7,212	$44,743	$9,569
Income per share before extraordinary item:
Basic	$0.19	$0.09	$0.55	$0.14
Diluted	$0.18	$0.09	$0.54	$0.14
Net income per share:
Basic	$0.15	$0.09	$0.51	$0.14
Diluted	$0.15	$0.09	$0.50	$0.14
Weighted average number of shares outstanding:
Basic	96,147	81,718	88,382	67,610
Diluted	97,882	84,067	90,251	69,187

COMMUNITY HEALTH SYSTEMS, INC.
Condensed Consolidated Statements of Operations
(Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2001	2000	2001	2000
Net operating revenues	$477,502	$369,267	$1,693,625	$1,337,501

Operating expenses:
Salaries and benefits	192,947	140,739	666,048	517,392
Provision for bad debts	43,883	34,517	156,226	122,303
Supplies	54,978	41,795	196,008	154,211
Other operating expenses	102,087	82,105	366,632	290,859
Depreciation and amortization	24,501	19,366	90,913	71,931
Amortization of goodwill	7,368	6,773	28,755	25,693

Total expenses	425,764	325,295	1,504,582	1,182,389

Income from operations	51,738	43,972	189,043	155,112
Interest expense, net	17,833	29,656	94,548	127,370

Income before income taxes	33,905	14,316	94,495	27,742
Provision for income taxes	15,894	7,104	45,944	18,173

Income before extraordinary item	18,011	7,212	48,551	9,569
Extraordinary loss from early extinguishment of debt, net of tax benefit of $2,435	3,808	—	3,808	—

Net income	$14,203	$7,212	$44,743	$9,569

Income per share before extraordinary item:
Basic	$0.19	$0.09	$0.55	$0.14

Diluted	$0.18	$0.09	$0.54	$0.14

Net income per share:
Basic	$0.15	$0.09	$0.51	$0.14

Diluted	$0.15	$0.09	$0.50	$0.14

Weighted average number of shares outstanding:
Basic	96,147	81,718	88,382	67,610

Diluted	97,882	84,067	90,251	69,187

COMMUNITY HEALTH SYSTEMS, INC.
Selected Operating Data
(Unaudited)
($ In Thousands)

	Three Months Ended December 31,
	Consolidated			Same Hospitals
	2001	2000	% Change	2001	2000	% Change
Number of hospitals	57	52		52	52
Licensed beds	5,391	4,688		4,625	4,688
Beds in service	4,139	3,587		3,560	3,587
Admissions	46,243	38,420	20.4%	39,262	38,420	2.2%
Adjusted admissions	84,551	68,846	22.8%	72,110	68,846	4.7%
Patient days	174,515	145,396	20.0%	144,648	145,396	(0.5)%
Average length of stay (days)	3.8	3.8		3.7	3.8
Occupancy rate (beds in service)	46.0%	45.3%		45.1%	45.3%
Net operating revenues	$477,502	$369,267	29.3%	$401,341	$369,367	8.7%
Net inpatient revenue as a % of total net operating revenue	53.1%	52.9%		52.5%	52.8%
Net outpatient revenue as a % of total net operating revenue	45.6%	45.9%		46.4%	45.9%
EBITDA as a % of total net operating revenue	17.5%	19.0%		19.4%	18.7%
	Year Ended December 31,
	Consolidated			Same Hospitals
	2001	2000*	% Change	2001	2000*	% Change
Number of hospitals	57	52		52	52
Licensed beds	5,391	4,688		4,625	4,688
Beds in service	4,139	3,587		3,560	3,587
Admissions	169,574	143,310	18.3%	148,675	143,062	3.9%
Adjusted admissions	311,238	262,419	18.6%	273,700	261,933	4.5%
Patient days	643,229	548,827	17.2%	559,226	547,881	2.1%
Average length of stay (days)	3.8	3.8		3.8	3.8
Occupancy rate (beds in service)	46.7%	44.6%		45.9%	44.7%
Net operating revenues	$1,693,625	$1,337,501	26.6%	$1,468,544	$1,330,795	10.4%
Net inpatient revenue as a % of total net operating revenue	51.6%	51.1%		51.0%	51.3%
Net outpatient revenue as a % of total net operating revenue	47.2%	47.3%		47.9%	47.5%
EBITDA as a % of total net operating revenue	18.2%	18.9%		19.1%	18.6%

*
2000 includes one more business day in the year ended December 31, 2000 due to leap year.

COMMUNITY HEALTH SYSTEMS, INC.
Condensed Consolidated Balance Sheets
(Unaudited)
($ In Thousands)

	December 31, 2001	December 31, 2000
ASSETS
Current assets:
Cash and cash equivalents	$8,386	$13,740
Patient accounts receivable, net	370,052	309,826
Other current assets	116,121	85,011

Total current assets	494,559	408,577

Property and equipment, net	866,534	708,081

Goodwill, net	1,000,918	985,568

Other assets, net	98,653	111,611

Total assets	$2,460,664	$2,213,837

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt	$58,691	$17,433
Accounts payable and accrued liabilities	240,881	223,440

Total current liabilities	299,572	240,873

Long-term debt	980,083	1,201,590

Other long-term liabilities	20,669	15,200

Deferred Income Taxes	44,197	—

Stockholders' equity	1,116,143	756,174

Total liabilities and stockholders' equity	$2,460,664	$2,213,837

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COMMUNITY HEALTH SYSTEMS, INC. Financial Highlights (Unaudited) (In Thousands, Except Per Share Amounts)
COMMUNITY HEALTH SYSTEMS, INC. Condensed Consolidated Statements of Operations (Unaudited) (In Thousands, Except Per Share Amounts)
COMMUNITY HEALTH SYSTEMS, INC. Selected Operating Data (Unaudited) ($ In Thousands)
COMMUNITY HEALTH SYSTEMS, INC. Condensed Consolidated Balance Sheets (Unaudited) ($ In Thousands)